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                        Voice Control Systems, Inc. Logo

Dear Fellow Stockholder:

     On May 9, 1999, our Company, Voice Control Systems, Inc., entered into an agreement with Vulcan Merger Sub, Inc. (the "Purchaser"), a wholly owned subsidiary of Philips Electronics North America Corporation and an indirect wholly owned subsidiary of Koninklijke Philips Electronics, N.V. (Royal Philips Electronics), which provides for the acquisition of our company. Under the terms of the merger agreement, the Purchaser today commenced a tender offer (the "Offer") to purchase all of the Company's outstanding shares of common stock for $4.00 per share in cash. This price represents a premium of approximately 25% over the Company's stock price on Friday, May 7, 1999. The merger agreement further provides that after consummation of the Offer, the Purchaser will be merged into the Company (or at the option of Royal Philips, the Company will be merged into the Purchaser) (the "Merger") and shares not acquired in the Offer will be converted into the right to receive the same consideration as is paid in the Offer.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE OFFER AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD THEREFORE RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES TO THE PURCHASER IN THE OFFER.

     The Company's Board of Directors carefully considered many factors when it decided to recommend this offer. These factors are more fully described in the enclosed Schedule 14D-9.

     Accompanying this letter are:

        (1) A copy of our Solicitation/Recommendation Statement on Schedule 14D-9; and

        (2) The Purchaser's Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering shares.

     We urge you to read the enclosed materials carefully.

     Our management and directors thank you for the support you have given to the Company.

     On behalf of the Board of Directors,

                                                  Sincerely,

                                                  Neal J. Robinson
                                                  Chairman of the Board